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                                                                    EXHIBIT 99.1


NEWS RELEASE                                                     (WILLIAMS LOGO)

NYSE: WMB
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DATE: Nov. 6, 2003

                     WILLIAMS REPORTS THIRD-QUARTER EARNINGS
              o $2.8 Billion Improvement in Cash and Debt in 2003;
              o Solid Performance From Core Natural Gas Businesses

         TULSA, Okla. - Williams (NYSE:WMB) today announced third-quarter 2003 unaudited net income of $106.3 million, or 20 cents per share on a diluted basis, compared with a net loss of $294.1 million, or a loss of 58 cents per share, for third-quarter 2002. Year-to-date through the third quarter, the company reported a net loss of $438.5 million, or a loss of 89 cents per share, vs. a net loss of $535.5 million, or a loss of $1.20 per share, for the first nine months of 2002.

         The company reported third-quarter net income from continuing operations of $22.8 million, or 4 cents per share on a diluted basis. In the same period last year, the company reported a loss of $171.2 million, or a loss of 34 cents per share, on a basis restated for discontinued operations related to assets sold or held for sale.

         Among factors in the improved third-quarter performance from continuing operations is a $431.5 million improvement in Power segment profit, including significantly lower mark-to-market losses; reduced operating expenses; and $127 million of income associated with an agreement to terminate a derivative contract. Other factors contributing to Williams' higher income from continuing operations in the quarter include lower interest expense; significantly reduced losses associated with interest-rate swaps; and lower general corporate expenses.

         For the first nine months of the year, the company reported income from continuing operations of $99.7 million, or 13 cents per share on a diluted basis, vs. a loss of $460.5 million, or a loss of $1.05 per share, for the same period in 2002 on a restated basis. In addition to those items noted above for the third quarter, the year-over-year improvement for the nine-month period reflects the benefit of improved performance in the Power business, partially offset by higher interest expense in the first half of 2003.

         Income from discontinued operations for third-quarter 2003 was $83.5 million, or 16 cents per share, compared with a loss from discontinued operations of $122.9 million, or a loss of 24 cents per share, for the same period last year on a restated basis. Results for the most recent quarter include $86.6 million of pre-tax gains on the sale of certain assets in the company's Midstream operations in Canada.

         For the first nine months of the year, income from discontinued operations was $223.1 million, or 43 cents per share, compared with a loss of $75 million, or a loss of 15 cents per share, for the same period last year on a restated basis. The year-over-year improvement in the nine-month performance from discontinued operations largely reflects gains on asset sales.




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         "Our efforts this year to restructure Williams into a financially stronger company with natural gas businesses that provide sustainable earnings are bearing fruit," said Steve Malcolm, chairman, president and chief executive officer. "We've made significant progress through asset sales, early debt retirements, refinancings and cost reductions.

         "Clearly, our focus this year has been on executing this strategy to strengthen our finances and narrow our business focus. It should not be lost that in the midst of this restructuring, our core businesses have continued to report solid performance and we have seen positive results from our efforts to reduce the financial impact of our non-core power business.

         "We are committed to sustaining the discipline to continue our restructuring success. Since the close of the third quarter, we have taken steps to retire nearly $1 billion of debt through cash tender offers - progress toward our goal of attaining investment-grade ratios by the end of 2005. And while our success in exiting the power business is going slower than we had anticipated, we have made progress - $315 million in cash this year from sales of and agreements to terminate certain contracts - as we manage this business to reduce risk, generate cash flow and meet our contractual obligations," Malcolm said.


RECURRING RESULTS

         Recurring income from continuing operations - which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations - was $3.1 million, or 1 cent per share, for the third quarter. In the third quarter of 2002, the recurring results from continuing operations reflected a loss of $241.4 million on a restated basis, or a loss of 47 cents per share.

         For the first nine months of the year, the recurring results from continuing operations reflected a loss of $29.6 million, or a loss of 6 cents per share, compared with a restated loss of $266 million, or a loss of 51 cents per share, for the first nine months of 2002.

         A reconciliation of the company's income from continuing operations - a generally accepted accounting principles measure - to its recurring results accompanies this news release.

CORE-BUSINESS PERFORMANCE

         Williams' integrated natural gas businesses, which the company considers core to its strategy, reported combined segment profit of $274.5 million in the third quarter of 2003 vs. $487 million in the same period last year on a restated basis.

         The prior year's results for the quarter included a $143.9 million gain on the sale of exploration and production properties. Results in the most recent quarter also reflect the absence of production volumes from the properties that were sold during the 12-month period, lower gathering-and-processing margins, and absence of the $26 million benefit from reversal of a rate-refund liability.

         For the first nine months of 2003, the core businesses reported combined segment profit of $997.9 million vs. $1,060.3 million for the same period last year on a restated basis. The decline in segment profit reflects the prior-year gain of $143.9 million, which was partially offset by $96.4 million of gains






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this year on the sale of certain exploration and production properties.

         The core businesses include these segments: Gas Pipeline; Exploration & Production; and Midstream Gas & Liquids.

         GAS PIPELINE, which provides natural gas transportation and storage services, reported third-quarter 2003 segment profit of $141.4 million vs. $147.2 million for the same period last year on a restated basis.

         The most recent quarter reflects the benefit of higher average transportation rates and expansion projects on the Transco system and lower general and administrative expenditures. Performance from the same period a year ago included a $26 million benefit associated with reversal of a rate-refund liability.

         Segment profit for the first nine months of 2003 was $406.5 million vs. $423 million a year ago on a restated basis. In addition to those items noted for the third quarter, the year-to-date decline in segment profit reflects the absence of approximately $54 million of 2002 equity earnings related to amounts generated through construction and completion of the Gulfstream Natural Gas System.

         EXPLORATION & PRODUCTION, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported third-quarter 2003 segment profit of $58.8 million vs. $228.2 million for the same period last year on a restated basis.

         A significant difference between performance in the most recent quarter and the same period a year ago is a $143.9 million gain on the sale of certain properties that was included in third-quarter 2002 results. Results from the most recent quarter also reflect the impact of lower levels of production and lower net average realized sales prices, including the effect of hedge positions. Net domestic production volumes for the quarter were 13 percent lower than same quarter of 2002, primarily attributable to the sales of properties and reduced drilling activity during January through August as a result of capital constraints.

         For the first nine months of the year, segment profit was $351.3 million, compared with $427.1 million a year ago on a restated basis. The decline in segment profit reflects approximately $48 million lower net gains from the sale of properties and the impact of lower net domestic production volumes resulting from property sales.

         MIDSTREAM GAS & LIQUIDS, which provides gathering, processing, natural gas liquids fractionation and storage services, reported third-quarter 2003 segment profit of $74.3 million vs. a restated segment profit of $111.6 million for the same period last year.

         The decrease in segment profit compared with a year ago reflects lower processing margins in the United States and Canada, a result of natural gas prices increasing more than natural gas liquids prices, and lower olefins margins because of higher feedstock costs. Those were partially offset by the benefit of increased operations in the deepwater Gulf of Mexico.

         Segment profit in the first nine months of 2003 was $240.1 million vs. $210.2 million a year ago on a restated basis. Segment profit increased primarily because of the additional contribution of the deepwater assets, the majority of which were placed into service during the fourth quarter of 2002.



NON-CORE BUSINESS PERFORMANCE

         POWER, which manages more than 7,500 megawatts of power through long-term contracts, reported significantly higher segment profit for the third quarter compared with the same period last year.



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         Third-quarter 2003 segment profit for Power was $43.9 million vs. a segment loss of $387.6 million for the same period last year.

         The 2003 results reflect the application of a different accounting treatment (EITF Issue No. 02-3), under which non-derivative, energy-related trading contracts are accounted for on an accrual basis. In 2002, all energy-related contracts, including tolling and full-requirements contracts, were marked to market.

         Performance for the most recent quarter includes a $127 million valuation increase associated with an agreement to terminate a long-term derivative contract to supply power and $26.5 million of gains from other contract and asset sales.

         The segment loss for the third quarter of 2002 included significant mark-to-market losses from narrowed spark spreads on certain power-tolling portfolios. As noted above, the 2003 activity associated with these contracts is reported on an accrual basis.

         For the first nine months of 2003, segment profit was $255.5 million, compared with a loss of $602 million in the first nine months of last year. In addition to those items noted for the third quarter, the significant year-to-date increase in segment profit includes a $188 million gain from the sale of an energy contract in 2003 and the absence of approximately $150 million of impairments and loss accruals recorded in 2002.

         Williams is continuing to pursue a strategy designed to result in substantially exiting the power business, through sales of component parts of the portfolio or as a whole. In the interim, Williams' strategy is to manage this business to reduce risk, generate cash and continue to meet contractual obligations.

OTHER

         In the OTHER segment, the company reported third-quarter 2003 segment profit of $4.1 million vs. a restated segment profit of $47.4 million for the same period last year.

         A significant difference between performance in the most recent quarter and the same period a year ago is a $58.5 million gain on the sale of the company's operations in Lithuania included in third-quarter 2002 results.

         In the first nine months of 2003, the company reported a segment loss of $42.8 million, compared with segment profit of $34.9 million for the previous year on a restated basis. The decline in segment profit results primarily from a $42.4 million impairment recorded in 2003 related to the investment in Longhorn Partners Pipeline, LP, and the absence of the gain from the 2002 sale of the company's operations in Lithuania.


CHANGES IN CASH AND DEBT

         In the first nine months of 2003, Williams increased its unrestricted cash by $1.7 billion and reduced its debt by $1.1 billion for a combined $2.8 billion.

         Subsequent to the close of the third quarter, the company has taken steps to further reduce its debt by initiating cash tender offers for certain obligations. As of Oct. 31, it had received tenders of notes and related consents totaling approximately $950 million. Williams expects to close all of these offers by Nov. 10. The company is using cash on hand to retire the debt.

         Including the tender payments referenced above, the company in 2003 removed $897 million of debt from its balance sheet as a result of asset sales; retired nearly $3 billion in debt and redeemed $275 million in preferred stock; and issued $1.8 billion in debt at more favorable market rates.




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         "We've taken actions that have reduced our interest expense and we are reducing our debt at a meaningful level," Malcolm said. "We have a lot of work yet to do in further reducing our debt over the next two years, but our liquidity continues to be strong and our plan allows for both adequate liquidity and significant debt reduction."

         A significant factor in the company's increased net cash is the $3.1 billion in net proceeds from asset sales and the sale and/or agreement to terminate certain marketing and trading contracts. Net cash provided by operating activities was $695 million in the first nine months of 2003. In the same period a year ago, the company's operating activities used approximately $1.4 billion in net cash.


EARNINGS GUIDANCE

         Williams today provided updated guidance on its expected financial performance, including unusual items of income or loss, for 2003. Including the cumulative effect of EITF Issue No. 02-03, the company expects a diluted net loss of $1.15 to 60 cents per share. Williams expects segment profit of $1.38 billion to $1.64 billion and results from continuing operations in the range of a $50 million loss to income of $150 million.

         The company also provided updated segment-profit guidance, including unusual items of income or loss, for the current year: $530 million to $560 million for Gas Pipeline; $400 million to $430 million for Exploration & Production; $330 million to $390 million for Midstream Gas & Liquids; $150 million to $300 million for Power; and a loss of $50 million to break-even for Other. The updated guidance for Midstream reflects the exclusion of pre-tax gains and earnings associated with the sale of certain Canadian assets, which are now reported in discontinued operations. The gain was included in previous Midstream guidance, which was $90 million higher than the updated range.

         Williams expects to provide additional 2003 performance guidance along with its updated forecast for 2004 and 2005 during a presentation this morning to analysts. Information on how to access the presentation and the analyst call via the company's web site is provided at the end of this news release.


ANALYST CALL

         Williams' management will discuss the company's third-quarter 2003 financial results during an analyst presentation to be webcast live at 10 a.m. Eastern today.

         Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (800) 818-5264. International callers should dial (913) 981-4910. Callers should dial in at least 10 minutes prior to the start of the discussion.

         Audio replays of the presentation will be available at 5 p.m. Eastern today through midnight Eastern on Nov. 13. To access the replay, dial
(888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 256015. The presentation slides are available for viewing, printing and downloading at www.williams.com.




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FORM 10-Q

         The company also is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams websites.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679


                                       ###

Williams' reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as "anticipate," believe," "could," "continue," "estimate," "expect," "forecast," "may," "plan," "potential," "project," "schedule," "will," and other similar
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about future events and are subject to risks, uncertainties, and other factors.
Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among other: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government's response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.